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                          VECTRA TECHNOLOGIES, INC.

                                  EXHIBIT 21
                         SUBSIDIARIES OF THE COMPANY


VECTRA Government Services Inc., a Delaware corporation

VECTRA Technologies Ltd.  A United Kingdom corporation

VECTRA Nevada, Inc., a Nevada corporation

VECTRA Services, Inc., a Washington corporation

VECTRA Waste Services, LLC, a Washington corporation

VECTRA Fuel Services, LLC, a Delaware corporation

Provident Union Insurance Company Limited, a Bermuda corporation

Nuclear Packaging, Inc., a Washington corporation

Pacific Nuclear Storage Systems, Inc., a Washington corporation

CTL International, Inc., a Washington corporation



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